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                               COURIER CORPORATION
                           SUBSIDIARIES OF REGISTRANT

                                   EXHIBIT 21

Registrant has the following subsidiaries:

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                                                                                               % OWNED
                                                                          Jurisdiction of    by Immediate
               Name                         Immediate Parent               Incorporation        Parent
------------------------------------    --------------------------       ------------------ -------------
Courier-Citizen Company                 Courier Corporation              Massachusetts         100%

Courier Investment Corporation          Courier Corporation              Massachusetts         100%

Book-mart Press, Inc.                   Courier Corporation              New Jersey            100%

The Home School, Inc.                   Courier Corporation              Massachusetts         100%

Courier Westford, Inc.                  Courier Delaware Holding Corp.   Massachusetts         100%

National Publishing Company             Courier Delaware Holding Corp.   Pennsylvania          100%

Courier Stoughton, Inc.                 Courier Delaware Holding Corp.   Massachusetts         100%

Courier Companies, Inc.                 Courier Delaware Holding Corp.   Massachusetts         100%

Courier Kendallville, Inc.              Courier Delaware Holding Corp.   Indiana               100%

Courier New Media, Inc.                 Courier Delaware Holding Corp.   Massachusetts         100%

Courier Foreign Sales Corporation Ltd.  National Publishing Company      Jamaica                99%

Courier Delaware Holding Corp.          Courier-Citizen Company          Delaware              100%

Courier Properties, Inc.                Courier-Citizen Company          Massachusetts         100%

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